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                    [Letterhead of Morrison & Foerster LLP]


                                                                  EXHIBIT 5.1


                                May 15, 2000



                                                      Writer's Direct Contact
                                                           (415) 268-7000


NBC Internet, Inc.
225 Bush Street
San Francisco, California 94104

      Re:  Employee Stock Purchase Plan

      At your request, we have examined the Registration Statement on Form S-8 executed by you on May 15, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,106,423 shares of your Class A common stock, $.0001 par value (the "Common Stock") which will be issuable under the NBC Internet, Inc. 1999 Employee Stock Purchase Plan, the NBC Internet, Inc. 2000 Non-Qualified Stock Option Plan, the AllBusiness.com, Inc. 1998 Stock Option and Incentive Plan, the AllBusiness.com, Inc. 1999 Stock Plan, and the Husdawg Communications, Inc. 2000 Stock Plan (collectively the "Plans").

      As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and authorization of the issuance of 3,106,423 shares of Common Stock under the Plans (the "Plans' Shares"), and such documents as we have deemed necessary to render this opinion.

      Based upon the foregoing, it is our opinion that the Plans' Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,




                                    /s/ Morrison & Foerster LLP.